PRESS RELEASE

October 20, 2004                                              W. H. Hardman, Jr.
Greenville, South Carolina                                        (864) 255-4100


                         DELTA WOODSIDE INDUSTRIES, INC.
                           ANNOUNCES REALIGNMENT PLAN

     Delta Woodside Industries, Inc. (OTC-BB-DLWI) today announced that on October 15, 2004, its board of directors approved the implementation of a comprehensive realignment plan that will streamline the Company's operations and provide for significant cost reductions. The Company also reported that on October 18, 2004, GMAC, the Company's revolving credit lender, granted the Company's operating subsidiary, Delta Mills, Inc., an amendment to its revolving credit agreement that reduces the required minimum EBITDA levels for each quarter of fiscal 2005,which should allow the company to remain in compliance while executing the realignment plan. Management is confident this plan should allow the Company to continue meeting its financial obligations with a well defined path to profitability in the future.

     As part of the realignment plan, the Company will close its Estes Plant, a cotton and cotton blend spinning and weaving facility located in Piedmont, South Carolina. The closing is planned to be completed in approximately 30 days and will affect approximately 361 hourly and salaried associates at the Estes plant. Under the plan, the Company will maintain its current finishing capacity and expects this closing will allow it to more fully utilize its remaining cotton weaving capacity and reduce unabsorbed fixed costs associated with excess weaving capacity.

     In connection with the closing of the Estes Plant described above and the additional cost reduction initiatives described below, the Company expects to record a pre tax charge in the second quarter of fiscal year 2005 ranging from $9.0 to $12.0 million comprised of $3.0 to $4.0 million in cash charges and $5.0 to $8.0 million in non-cash charges. The cash charges are primarily wage and salary severance benefit costs. The non-cash charges are primarily asset impairment charges. The total pre tax charge is net of estimated proceeds of $3.0 to $4.0 million from land, building and equipment sales. The Company expects disposal of the Estes plant assets to be completed during calendar year 2005.



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     The Company will also undertake other aggressive cost reduction initiatives that, when combined with the efficiency gains associated with the closing of the Estes facility, are expected to improve annual pretax earnings ranging from $11.0 million to $16.0 million when compared to the fiscal year 2004 results. The other major cost reduction initiatives of the realignment plan are:

     1. Reductions in fixed manufacturing costs throughout all manufacturing facilities.
     2.   Reductions in benefit costs.
     3.   Reductions in a number of salaried positions at all locations.
     4.   Salary pay reductions.
     5.   Reductions in administrative fixed costs.

     With the anticipated improved cash flow associated with these cost-saving initiatives, the Company should continue to meet its financial obligations and continue the modernization of its Delta 3 finishing facility with a new dye range for wide width fabric finishing. This, combined with the completion of the installation a new print range and a new preparation range expected to be completed in September of 2005, should position the Company to better support its government business and provide long term quality products for its commercial customers on a cost effective and profitable basis.

     W. F. Garrett, President and CEO commented: "Our industry and more specifically, our company continues to suffer from a high level of over capacity in the textile industry, inconsistent demand at retail and pressure from foreign imports that could intensify in January of 2005 with the elimination of import quotas among WTO member states. We regret that many loyal and dedicated associates across the company will be adversely affected by this unfortunate but necessary cost reduction initiative. However, these difficult conditions coupled with a lack of political support for our industry require that we take this aggressive approach. We believe this plan will enable the Company to meet the needs of its customers on a cost effective and profitable basis and compete effectively in the textile industry as it will exist in 2005 and beyond."

     The preceding discussion contains certain "forward-looking statements". These are based on the Company's expectations and are necessarily dependent upon assumptions, estimates and data that the Company believes are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. These risks and uncertainties include, among others, changes in the retail demand for apparel products, the cost of raw materials, competitive conditions in the apparel and textile industries, the relative strength of the United States dollar as against other currencies, changes in United States and international trade regulations, including without limitation the expected end of quotas on textile and apparel products among World Trade Organization (WTO) member states in 2005, and the discovery of unknown conditions (such as environmental matters and similar

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items).  Accordingly,  any  forward-looking  statements  do  not  purport  to be predictions of future events or circumstances and may not be realized. The Company does not undertake to publicly update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

     Delta Woodside Industries, Inc. currently headquartered in Greenville, South Carolina, manufactures and sells textile products for the apparel industry. The Company currently employs approximately 1,500 people and operates five plants located in South Carolina. Upon completion of the realignment plan, the Company will be headquartered in Fountain Inn, South Carolina, will employ approximately 1,100 people and will operate four plants.
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